EXHIBIT 5.1

STINSON LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

November 9, 2022

Two Harbors Investment Corp.

1601 Utica Avenue South, Suite 900

St. Louis Park, Minnesota 55416

Ladies and Gentlemen:

We have acted as your counsel in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”) for the registration of 17,000,000 shares (the “Current Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Two Harbors Investment Corp., a Maryland corporation (the “Company”), that are issuable under the Company’s 2021 Equity Incentive Plan (the “Plan”). On November 1, 2022 the Company completed a one-for-four reverse stock split of its Common Stock (the “Reverse Stock Split”). Accordingly, the Amendment is being filed to proportionately reduce the number of shares of Common Stock covered by the Registration Statement. As a result, as of November 1, 2022, on a post-reverse split basis, the Registration Statement will cover a maximum of 4,250,000 shares (the “New Shares”) of Common Stock.

You have requested our opinion as to the matters set forth below in connection with the Amendment. For purposes of rendering that opinion, we have examined the Registration Statement, the Amendment, the Company’s Articles of Amendment and Restatement and Bylaws, the Plan and the corporate action of the Company approving and adopting the Amendment, and we have made such other investigation as we have deemed appropriate. We also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Maryland.

Based upon and subject to the foregoing, it is our opinion that the New Shares, when and if issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,
/s/ Stinson LLP